As filed with the Securities and Exchange Commission on December 21, 2009
Registration No. 333-145921

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GSI Commerce, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2958132
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(610) 491-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur H. Miller
Executive Vice President and General Counsel
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Telephone: (610) 491-7000
Facsimile: (610) 265-1730
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Francis E. Dehel, Esquire
Yelena Barychev, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Telephone: (215) 569-5500
Facsimile: (215) 832-5532

Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-145921) shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES
          Pursuant to a Registration Statement on Form S-3 (File No. 333-145921) (as supplemented and amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2007 by GSI Commerce, Inc. (the “Company”) and declared effective on December 20, 2007 under the Securities Act of 1933, as amended (the “Securities Act”), the Company registered the resale by certain selling securityholders named in the Registration Statement of up to $150,000,000 aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2027 (the “Notes”) and 6,157,635 shares of the Company’s common stock issuable upon conversion of the Notes (the “Shares”). The Notes were initially issued by the Company in an offering exempt from the registration requirements of the Securities Act and were resold by the initial purchaser in reliance on Rule 144A promulgated under the Securities Act.
          The Company’s obligation to keep the Registration Statement effective terminated on December 20, 2009 under the terms of the Registration Rights Agreement, dated July 2, 2007, that the Company entered into in connection with the issuance of the Notes, a copy of which was filed with the SEC as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2007. Accordingly, the Company is seeking to deregister all of the Notes and Shares that remain unsold under the Registration Statement. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such principal amount of the Notes and such number of the Shares originally registered under the Registration Statement as remain unsold and to terminate the effectiveness of the Registration Statement.

TABLE OF CONTENTS

Signatures
Signatures
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, Commonwealth of Pennsylvania, on the 21st day of December, 2009.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
	Name:	Michael G. Rubin
	Title:	Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael G. Rubin Michael G. Rubin	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 21, 2009

/s/ Michael R. Conn Michael R. Conn	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2009

*
M. Jeffrey Branman	Director	December 21, 2009

*
Michael J. Donahue	Director	December 21, 2009

*
Ronald D. Fisher	Director	December 21, 2009

* John A. Hunter	Director	December 21, 2009

* Mark S. Menell	Director	December 21, 2009

* Jeffrey F. Rayport	Director	December 21, 2009

Lawrence S. Smith	Director	December ___, 2009

* Andrea M. Weiss	Director	December 21, 2009

* By:	/s/ Michael G. Rubin
Michael G. Rubin
Attorney-in-Fact